Exhibit 16.1

August 15, 2024

Office of the Chief Accountant,

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Aeries Technology, Inc. and its subsidiaries

Commission File Number: 001-40920

Dear Sirs,

We have received a copy of, and are in agreement with, the statements being made by Aeries Technology, Inc. and its subsidiaries in Item 4.01 of its Form 8-K dated August 15, 2024, insofar as it relates to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ KNAV CPA LLP (formerly KNAV P.A.)
KNAV CPA LLP (formerly KNAV P.A.)

Atlanta, Georgia

August 15, 2024